Exhibit 10.9

ABC TV Network

October 22, 2004

Ms. Deb McDermott

President

Young Broadcasting. Inc.

441 Murfreesboro Road

Nashville, TN  37210

Re:                               Primary Television Affiliation Agreements (the “Agreements”) between WKRN, WATE, WBAY, WRIC, WTEN and American Broadcasting Companies, Inc.

Dear Deb:

As you are aware, the Agreements for WKRN, WATE, WBAY. WRIC and WTEN expired by their own terms on September 30, 2004. Despite our best efforts to come to terms for new affiliation agreements with you to become effective after this date, we have failed to reach agreement.

Notwithstanding the termination of the Agreements, ABC is willing to continue its affiliation arrangements with you after September 30, 2004 and hereby agrees to again extend the termination date for each of the Agreements until November 5, 2004.  This offer to extend the Agreements is conditioned upon your agreement to continue to clear the weekend edition of Good Morning America on an interim basis during this extended term.  Also, we are agreed that the compensation arrangements that we establish for these stations in the new agreements will be retroactive to October 1, 2004.  All other terms of the Agreements shall remain unchanged.

If you are in agreement with the foregoing, please promptly sign the enclosed extra copy of this letter and return it to me at your earliest convenience, at which time the Agreements shall be so amended and extended.

We look forward to continuing to work with you to reach a mutually acceptable affiliation agreement.

Very truly yours,

John L. Rouse

The foregoing is hereby acknowledged and agreed:

Young Broadcasting, Inc.

By	/s/ Deborah McDermott

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